Exhibit 99.1
In an April 18 press release, Nextec Applications, Inc., stated that it filed suit against Brookwood Companies last August, alleging that Brookwood infringed patents owned by Nextec by producing certain fabrics “including those fabrics that make up two of the seven layers that make up the U.S. Army’s Gen III ECWCS (Extended Cold Weather Clothing Systems) program.”
Brookwood’s fabrics supplied as part of the Gen III system do not infringe any of the patents Nextec has asserted. In addition, these fabrics were manufactured using coating processes that are based on technology that Brookwood has been using for many years, that are considered to be conventional in the fabric industry, and that predate the Nextec patents involved in the action. Thus, we are confident that we possess strong defenses to the claims asserted by Nextec.
Nextec’s press release also states that Nextec “will hold all parties, at all levels in a supply chain, accountable that infringe on Nextec’s patents,” and implies that Nextec intends to enforce its patents against Brookwood’s customers. Nextec’s assertion that it will hold accountable “all parties, at all levels of the supply chain” for the GEN III ECWCS fabrics is objectively baseless and misleading for two reasons. First of all, as pointed out above, Brookwood’s products are based on its own prior technology. Secondly, Nextec and Brookwood are already involved in an action that will decide these issues, and Brookwood expects to vindicate its position. As a result, these threats by Nextec should not be of concern to our customers.

In addition, it has come to Brookwood’s attention that Nextec may be contacting suppliers, competitors, customers and potential customers of Brookwood regarding the April 18 press release. Under federal patent and trade regulation laws, this type of communication with customers may constitute unfair competition when the communications are misleading and contain misstatements of fact intended to interfere with the defendant’s legitimate business relationships.
We would like to reiterate to our suppliers, our customers, and all others in our industry that Brookwood respects the valid intellectual property of others and continues to operate, as in the past, by thoughtful introduction into the market of products designed using their extensive knowledge and expertise in fabric development. If you have any questions or concerns, however, please contact us.